As filed with the Securities and Exchange Commission on November 27, 2002
================================================================================
Registration No. 333-_____
==========================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         FIRST FEDERAL BANCSHARES, INC.
   (exact name of registrant as specified in its certificate of incorporation)

           DELAWARE                                 37-1397683
(State or other jurisdiction of         (IRS Employer Identification No.)
 incorporation or organization)


                              109 EAST DEPOT STREET
                           COLCHESTER, ILLINOIS 62326
          (Address, including zip code of Principal Executive Offices)

             PFSB BANCORP, INC. 2000 STOCK-BASED INCENTIVE PLAN (1)
                            (Full Title of the Plan)
                          ----------------------------

JAMES J. STEBOR                                    COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER              PAUL M. AGUGGIA, ESQUIRE
FIRST FEDERAL BANCSHARES, INC.                     THOMAS P. HUTTON, ESQUIRE
109 EAST DEPOT STREET                              MULDOON MURPHY & FAUCETTE LLP
COLCHESTER, ILLINOIS  62326                        5101 WISCONSIN AVENUE, N.W.
(309) 776-3225                                     WASHINGTON, DC  20016
(Name, address, including zip code, and telephone (202) 362-0840 number, including area code, of agent for service)

==============================================================================================
    Title of                          Proposed     Proposed Maximum     Amount of
Securities to be    Amount to be   Purchase Price Aggregate Offering  Registration
   Registered      Registered(2)     Per Share          Price              Fee
----------------------------------------------------------------------------------------------
  Common Stock         47,814         $8.52(4)         $407,375          $38(5)
 $.01 par Value      Shares (3)
==============================================================================================

(1) First Federal Bancshares, Inc. (the "Company" or "FFBI"), is offering shares of its common stock pursuant to this plan in connection with the merger of PFSB Bancorp, Inc. ("PFSB") with and into FFBI. Pursuant to the terms of the merger agreement, FFBI has assumed PFSB obligations under this plan.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the PFSB Bancorp, Inc. 2002 Stock-Based Incentive Plan.
(3) Represents the total number of shares currently available for issuance upon the exercise of stock options granted under the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan, as adjusted to reflect the exchange ratio of [1.203] shares of FFBI common stock for each share of PFSB common stock.
(4) Represents the adjusted average exercise price of $8.52 per share for the outstanding options granted under the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan, as assumed by FFBI.
(5) On October 23, 2001, FFBI paid an excess registration fee of $807.32 in connection with the filing of a Registration Statement on Form S-8 (Registration No. 333-72140) on October 24, 2001. The registration fee required for this filing will offset the excess registration fee previously paid.

FIRST FEDERAL BANCSHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. In connection with the merger of PFSB Bancorp, Inc. ("PFSB") with and into First Federal Bancshares, Inc. (the "Company" or "FFBI") effective November 22, 2002, FFBI assumed the obligations of PFSB under the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan (the "Plan"). In connection with its assumption of the Plan, FFBI is offering shares of its common stock pursuant to the Plan. The documents containing the information for the Plan required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The registration statement on Form S-4 filed by the Company in connection with the merger of PFSB with and into FFBI (file No. 333-97847), which includes the consolidated statements of financial condition of First Federal Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 2001, the ten months ended December 31, 2000, and the year ended February 29, 2000, filed with the SEC on August 9, 2002.

      (b) The Form 10-Q reports filed by the Company for the fiscal quarters ended March 31, 2002 (File No. 000-30753), June 30, 2002 (File No. 000-30753)
and September 30, 2002 (File No. 000-30753), filed with the SEC on May 8, 2002, August 14, 2002 and November 14, 2002, respectively.

      (c) The description of the Company's Common Stock contained in the Company's Form 8-A (File No. 000-30753), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on June 6, 2000, as incorporated by reference from the Company's Form SB-2 (File No. 333-36368), as amended, initially filed on May 5, 2002 and declared effective July 11, 2000.

      (d) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

      ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible under the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors with respect to its administration of the Plan.

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts 3 paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by a majority vote of the Directors who are not parties to such proceeding, even though less then a quorum.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:  A Director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.   LIST OF EXHIBITS

      The following exhibits are filed herewith (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      5.0 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      10.1 PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan (as assumed by First Federal Bancshares, Inc., effective November 22, 2002). (Incorporated by reference to PFSB Bancorp, Inc.'s Registration Statement on Form S-8 (SEC No. 333-35020) filed with the Securities and Exchange Commission on April 18, 2000.)

      10.2     Form  of   First   Federal   Bancshares,   Inc.   Stock    Option
               Assumption Agreement for PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan.

      23.1     Consent  of   Muldoon  Murphy  &  Faucette  LLP (contained in the
               opinion included in Exhibit 5.0).

      23.2     Consent of Crowe, Chizek and Company LLP.

      24.0     Power of Attorney is located on the signature page.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, First Federal Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colchester, State of Illinois on November 26, 2002.

                                      FIRST FEDERAL BANCSHARES, INC.


                                      By: /s/ James J. Stebor
                                          --------------------------------------
                                          James J. Stebor
                                          President, Chief Executive Officer and
                                            Director


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      On November 26, 2002, we the undersigned officers and directors of First Federal Bancshares, Inc. hereby, severally and individually constitute and appoint James J. Stebor and Cathy D. Pendell, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) each of us to execute in the name, place and stead of each of us (individually) and in any capacity as stated, below), any and all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, said attorneys-in-fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of the undersigned, every act to be done in the premises as fully to all intents and purposes as any of the undersigned or could do in person and we hereby ratify and confirm our signatures as they might be signed by or said attorneys- in-fact and agents to any and all such amendments and instruments.



Name                    Title                           Date
----                    -----                           ----

/s/ James J. Stebor     President, Chief Executive,     November 26, 2002
-------------------     Officer and Director
James J. Stebor


/s/ Cathy D. Pendell    Treasurer                       November 26, 2002
--------------------    (principal accounting and
Cathy D. Pendell        financial officer)

/s/ Franklin M. Hartzell   Chairman of the Board        November 26, 2002
------------------------
Franklin M. Hartzell



-------------------        Director
B. Bradford Billings


/s/ Murrell Hollis         Director                     November 26, 2002
------------------
Murrel Hollis


                           Director
------------------
Eldon R. Mette


/s/ Gerald L. Prunty       Director                     November 26, 2002
--------------------
Gerald L. Prunty


/s/ Dr. Stephen L. Roth    Director                     November 26, 2002
-----------------------
Dr. Stephen L. Roth


                           Director
-------------------
Richard D. Stephens

                                  EXHIBIT INDEX
                                  -------------



Exhibit No.             Description                 Method of Filing
----------              ------------------------    ------------------------

   5.0                Opinion of Muldoon Murphy     Filed herewith.
                      & Faucette LLP as to the
                      legality of the Common Stock
                      to be issued

  10.1                PFSB Bancorp, Inc. 2000       Incorporated by reference
                      Stock-Based Incentive Plan    to PFSB Bancorp, Inc.'s
                      (as assumed by First Federal  Registration Statement on
                      Bancshares, Inc. effective    Form S-8 (SEC No. 333-35020)
                      November 22, 2002)            filed with the Securities
                                                    and Exchange Commission on
                                                    April 18, 2000.

  10.2                Form of First Federal         Filed herewith.
                      Bancshares, Inc. Stock
                      Option Assumption Agreement
                      for PFSB Bancorp, Inc. 2000
                      Stock-Based Incentive Plan

  23.1                Consent of Muldoon Murphy &   Contained in Exhibit 5.0.
                      Faucette LLP

  23.2                Consent of Crowe, Chizek      Filed herewith.
                      and Company LLP

   24                 Power of Attorney             Located on the signature
                                                    page.